                             SECURITIES AND EXCHANGE
                                   COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G

                        Under the Securities Exchange Act
                                     of 1934

                                (Amendment No. )

                             Springs Industries Inc.
 -----------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
 -----------------------------------------------------------------------------
                         (Title of class of securities)

                                    851783100
 -----------------------------------------------------------------------------
                                 (CUSIP number)



Check the following box if a fee is being paid with this statement X (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).


The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

------------------------------                      ----------------------------
 CUSIP No.   851783100                  13G             Page   2  of  9 Pages
------------------------------                      ----------------------------

--------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                 Morgan Stanley, Dean Witter, Discover & Co.
                 IRS # 39-314-5972
--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                        (a)
                                                                 --------
                                                        (b)
                                                                 --------
--------------------------------------------------------------------------------
 3     SEC USE ONLY


--------------------------------------------------------------------------------
 4     CITIZENSHIP OR PLACE OF ORGANIZATION
             The state of organization is Delaware.

--------------------------------------------------------------------------------
 NUMBER OF        5      SOLE VOTING POWER
  SHARES                                0
              ------------------------------------------------------------------
BENEFICIALLY      6      SHARED VOTING POWER
  OWNED                         1,266,673
   BY
              ------------------------------------------------------------------
  EACH            7      SOLE DISPOSITIVE POWER
REPORTING                               0
              ------------------------------------------------------------------
PERSON WITH       8      SHARED DISPOSITIVE POWER
                                1,444,397
--------------------------------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               1,444,397

--------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                  11.26%

--------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON*
                  IA, CO
--------------------------------------------------------------------------------

 *  SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                      ----------------------------
 CUSIP No.   851783100                  13G             Page   3  of  9 Pages
------------------------------                      ----------------------------

--------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                 Miller Anderson & Sherrerd LLP
                 IRS # 23-17441222
--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                        (a)
                                                                 --------
                                                        (b)
                                                                 --------
--------------------------------------------------------------------------------
 3     SEC USE ONLY


--------------------------------------------------------------------------------
 4     CITIZENSHIP OR PLACE OF ORGANIZATION
             The state of organization is Delaware.

--------------------------------------------------------------------------------
 NUMBER OF        5      SOLE VOTING POWER
  SHARES                                0
              ------------------------------------------------------------------
BENEFICIALLY      6      SHARED VOTING POWER
  OWNED                         1,155,900
   BY
              ------------------------------------------------------------------
  EACH            7      SOLE DISPOSITIVE POWER
REPORTING                               0
              ------------------------------------------------------------------
PERSON WITH       8      SHARED DISPOSITIVE POWER
                                1,308,120
--------------------------------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               1,308,120

--------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                  10.20%

--------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON*
                  IA, CO
--------------------------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT !

** As of July 31, 1997

---------------------------------                 ------------------------------
CUSIP NO.     851783100                13G         Page     4  of  9 Pages
---------------------------------                 ------------------------------

Item  1 (a)           Name  of  Issuer
--------------        ------------------------------

                      Springs Industries Inc.


Item  1 (b)           Address  of  issuer's  principal  executive  offices
--------------        -------------------------------------------------------

                      205 North White Street
                      Fort Mill, SC 29715

Item  2 (a)           Name  of  person  filing
--------------        -------------------------------------------------------

                  (a) Morgan Stanley, Dean Witter, Discover & Co.
                  (b) Miller Anderson & Sherrerd LLP

Item  2 (b)           Principal business office
--------------        -------------------------------------------------------

                  (a) 1585 Broadway
                      New York, New York 10036

                  (b) 1 Tower Bridge  Suite 1100
                      West Conshohocken, PA 19428

Item  2 (c)           Citizenship
--------------        ------------------------------

                      Incorporated by reference to Item 4 of the cover page pertaining to each reporting person.

Item  2 (d)           Title of class of Securities
--------------        ----------------------------------------------------------

                      Common  Stock

Item  2 (e)           Cusip  No.
--------------        ------------------------------

                      851783100

 Item    3        (a) Morgan Stanley, Dean Witter, Discover & Co. is (e) an
--------------        Investment Adviser registered under section 203 of the
                      Investment Advisers Act of 1940.

                  (b) Miller Anderson & Sherrerd LLP is (e) an Investment
                      Adviser registered under Section 203 of the Investment
                      Advisers Act of 1940.

 Item    4            Ownership
--------------        ------------------------------

                      Incorporated by reference to Items (5) - (9) and (11) of the cover page.

------------------------------------                ----------------------------
CUSIP NO.      851783100                 13G         Page  5  of  9  Pages
------------------------------------                ----------------------------



Item    5         Ownership  of  5  Percent  or  Less  of  a  Class
---------         -------------------------------------------------

                  Inapplicable

Item    6         Ownership  of  More  than  5  Percent  on  Behalf  of  Another
                  Person
---------         --------------------------------------------------------------

                  Accounts managed on a discretionary basis by Miller, Anderson
                  & Sherrerd, LLP, a wholly-owned subsidiary of Morgan Stanley,
                  Dean Witter, Discover & Co., are known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such securities. No such account holds more than 5 percent of the class.

Item    7         Identification and Classification of the Subsidiary Which
---------         Acquired the Security Being Reported on By the Parent Holding
                  Company

                  Inapplicable

Item    8         Identification and Classification of Members of the Group
---------         --------------------------------------------------------------

                  Inapplicable

Item    9         Notice of Dissolution of Group
---------         --------------------------------------------------------------

                  Inapplicable

Item    10        Certification
---------         -------------

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

---------------------------                      -------------------------------
CUSIP NO.    851783100               13G               Page  6 of 9 Pages
---------------------------                      -------------------------------


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


 Date :           September 11, 1997

 Signature :      /s/ Donald P. Ryan
                  --------------------------------------------------------------

 Name / Title :   Donald P. Ryan / Vice President Morgan Stanley Asset
                  Management Inc.
                  --------------------------------------------------------------
                  MILLER ANDERSON & SHERRERD LLP

 Date :           September 11, 1997

 Signature :      /s/ Bruce Bromberg
                  --------------------------------------------------------------

 Name / Title :   Bruce Bromberg / Morgan Stanley & Co., Incorporated
                  --------------------------------------------------------------
                  MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.


                  INDEX TO EXHIBITS                                      PAGE
                  -----------------                                      ----

 EXHIBIT  1       Agreement to Make a Joint Filing                         7
-------------



 EXHIBIT  2       Secretary's Certificate Authorizing Bruce                8
                  Bromberg to Sign on behalf of Morgan Stanley,
-------------     Dean Witter, Discover & Co.


 EXHIBIT  3       Secretary's Certificate Authorizing Donald P. Ryan       9
-------------     to Sign on behalf of Miller Anderson & Sherrerd LLP